Exhibit 4.1

THIS NOTE HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND APPLICABLE STATE SECURITIES LAWS, AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO CINEDIGM CORP. THE TRANSFER OF THIS NOTE IS SUBJECT TO CERTAIN RESTRICTIONS SET FORTH IN THIS NOTE.

This Note and the indebtedness evidenced hereby are subordinate in the manner and to the extent set forth HEREIN TO CERTAIN SENIOR DEBT (AS DEFINED BELOW), INCLUDING WITHOUT LIMITATION INDEBTEDNESS UNDER (A) that certain LOAN, GUARANTY AND security Agreement dated as of march 30, 2018 among Cinedigm Corp., east west bank, ADM Cinema Corporation d/b/a the Pavilion Theatre, Vistachiara Productions Inc., d/b/a The Bigger Picture, Vistachiara Entertainment, Inc., Cinedigm Entertainment Corp., Cinedigm Entertainment Holdings, LLC, Cinedigm Home Entertainment, LLC, Docurama, LLC, Dove Family Channel, LLC, Cinedigm OTT Holdings, LLC and Cinedigm Productions, LLC, as amended and (b) THAT CERTAIN SECOND LIEN LOAN AGREEMENT DATED AS OF JULY 14, 2016 AMONG CINEDIGM CORP., THE LENDERS FROM TIME TO TIME PARTY THERETO AND CORTLAND CAPITAL MARKET SERVICES, LLC, AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT, as amended. each holder of this Note, by its acceptance hereof, shall be bound by SUCH SUBORDINATION PROVISIONS.

CINEDIGM CORP.

Convertible subordinated promissory note

July 12, 2019	$10,000,000

Cinedigm Corp., a Delaware corporation (“Payor”), for value received, promises to pay to the order of Bison Global Investment SPC for and on behalf of Global Investment SPC-Bison Global No. 1 SP (“Payee”), or its assigns as permitted hereunder, the Principal Amount (as defined below) together with accrued interest thereon, each calculated and payable as and to the extent set forth below in this Note. This Note and all Other Notes (as defined herein) are collectively referred to in this Note as the “Notes”.

1.          Definitions. As used in this Note, the following terms shall have the meanings set forth below:

(a)          “2013 Subordinated Notes” means the Subordinated Notes issued by the Payor dated October 21, 2013 in the aggregate principal amount of $5,000,000.00.

(b)          “Bankruptcy Code” means title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, reorganization or similar law for the relief of debtors.

(c)          “Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in the City of New York or the City of Los Angeles are required or authorized by law to be closed.

(d)          “Commission” means the United States Securities and Exchange Commission.

(e)          “Common Stock” means the Common Stock, par value $0.001 per share, of the Payor.

(f)           “Conversion Date” means the date identified for conversion under Section 6(c)(i) or Section 6(c)(ii), as applicable.

(g)          “Conversion Price” has the meaning ascribed to it in Section 6(a).

(h)          “Conversion Shares” has the meaning ascribed to it in Section 6(a).

(i)           “Conversion Value” has the meaning ascribed to it in Section 6(c)(iii).

(j)           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(k)           “Holder” means the Payee, as identified in the introduction of this Note, and any permitted subsequent holders of this Note, and Holders means, collectively, the Holder and the holders of the Other Notes.

(l)           “Intercreditor Agreement” means the Intercreditor Agreement dated as of October 21, 2013, among the Payor, Société Générale, as Administrative Agent and Collateral Agent for the Lenders under the Credit Agreement dated as of October 17, 2013 among the Payor, as Borrower, the Lenders party thereto and Société Générale, as Administrative Agent and Collateral Agent, and the holders of the Payor’s 2013 Subordinated Notes, as amended, a copy of which is attached hereto as Exhibit A.

(m)          “Loan Agreement” means the Loan, Guaranty and Security Agreement dated as of March 30, 2018, among Payor, as Borrower, East West Bank, and the Guarantors named therein, as the same may be modified, amended, extended or renewed from time to time.

(n)          “Junior Debt” means the aggregate principal amount of this Note from time to time outstanding and unpaid, together with accrued and unpaid interest thereon and any other amounts of any kind whatsoever from time to time owing under this Note.

(o)          “Obligations” means any and all loans, advances, Indebtedness (as defined in the Loan Agreement), liabilities, obligations, covenants or duties of Payor to a Senior Creditor of any kind or nature arising under the Senior Credit Documents, and all extensions and renewals thereof, and modifications and amendments thereto, whether now existing or hereafter arising, whether under any present or future document, agreement or other instrument, and whether or not evidenced by a writing and specifically including but not being limited to, unpaid principal, plus all accrued and unpaid interest thereon (including interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to Payor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), together with all fees, expenses, commissions, charges, penalties and other amounts owing by or chargeable to Payor under the Senior Credit Documents as and when the same shall become due and payable, whether at maturity, by acceleration or otherwise.

2

(p)          “Other Notes” means (i) all of the notes issued on substantially the same terms and conditions as this Note, other than this Note, and (ii) all notes issued in exchange therefor or replacement thereof.

(q)          “Payment Shares” has the meaning ascribed to it in Section 3(b).

(r)           “Representative” means any agent or representative in respect of any Senior Debt; provided that if, and for so long as, any Senior Debt lacks such representative, then the Representative for such Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Senior Debt.

(s)           “Rule 144” means Rule 144 promulgated under the Securities Act.

(t)           “SEC Reports” means all reports, schedules, forms, statements and other documents, including exhibits thereto and documents incorporated by reference therein, required to be filed by the Payor under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof.

(u)          “Second Lien Loan Agreement” means that certain Second Lien Loan Agreement dated as of July 14, 2016 among the Payor, as Borrower, the Lenders party thereto and Cortland Capital Market Services LLC, as Administrative Agent and Collateral Agent, as the same has been or may be modified, amended, extended or renewed from time to time.

(v)          “Securities Act” means the Securities Act of 1933, as amended.

(w)          “Senior Creditor” means, at the time of determination, each and any state or national bank, commercial bank, state or federal credit union, finance company, insurance company, private equity firm, mezzanine lender or other financial institution or person or any affiliate thereof providing any Indebtedness to the Payor, including without limitation (a) any Bank (or assignee or participant of such Bank) as such term is defined in the Loan Agreement and (b) any Lender and any Agent, as such terms are defined in the Second Lien Loan Agreement. For resolution of doubt, there may be, at any given time, no Senior Creditor, a single Senior Creditor, or multiple Senior Creditors, and each of such Senior Creditors shall have the rights of a Senior Creditor under, and the benefits of, Section 5 and any reference to a Senior Creditor in Section 5 shall mean each and every such Senior Creditor, but if the Holder is required to make a payment to more than one Senior Creditor, it shall make such payment pro rata (based on the principal amount of Senior Debt owed to each such Senior Creditor) to such Senior Creditors or their Representatives.

(x)           “Senior Credit Documents” means the documents evidencing, securing, guaranteeing or otherwise delivered by the Payor to any Senior Creditor in connection with any Senior Debt, and any modification, amendment, extension or renewal thereof, including without limitation the Loan Agreement and the Loan Documents as defined in the Loan Agreement and the Second Lien Loan Agreement and the Loan Documents as defined in the Second Lien Loan Agreement.

(y)          “Senior Debt” means (i) any Indebtedness of the Payor in favor of a Senior Creditor, including, without limitation, the principal amount of all loans and guarantee obligations from time to time outstanding or owing under the Senior Credit Documents, together with interest thereon (including, without limitation, any interest subsequent to the filing by or against the Payor of any bankruptcy, reorganization or similar proceeding, whether or not such interest would constitute an allowed claim in any such proceeding, calculated at the rate set forth for overdue loans in the Senior Credit Documents) and all out-of-pocket costs or reasonable fees and expenses incurred after the date of filing by or against the Payor of any such bankruptcy, reorganization or similar proceeding and all fees and expenses owing under the Senior Credit Documents and (ii) all other Obligations owing from the Payor to any Senior Creditor under the Senior Credit Documents, including without limitation the Obligations as defined in the Loan Agreement and the Obligations as defined in the Second Lien Loan Agreement.

3

(z)           “Trading Market” means the Nasdaq Global Market or such other primary marketplace on which the Common Stock may, from time to time, be listed for trading.

2.         Payment of Principal Amount and Interest.

(a)          Principal Amount. The principal amount due under the terms of this Note (the “Principal Amount”) is equal to Ten Million Dollars ($10,000,000). Subject to the provisions of Section 4 and Section 5 hereof, the Principal Amount, and any accrued and unpaid interest thereon, shall be payable on March 4, 2020 (the “Maturity Date”).

(b)          Interest.

(i)          Prior to the Maturity Date, and subject to this Section 2(b), interest shall accrue on the outstanding Principal Amount at the rate of five percent (5%) per annum. Interest will be computed on the basis of a 365/6-day year and shall be paid for the actual number of days elapsed, and shall be payable quarterly on the last day of each calendar quarter, commencing September 30, 2019, and on the Maturity Date.

(ii)         So long as an Event of Default (as defined herein) has occurred and is continuing without being cured or waived, the Principal Amount shall bear interest at a rate that is two (2%) percentage points per annum above the interest rate set forth in Section 2(b)(i).

(c)          Prepayment. This Note may be prepaid at any time by Payor, in whole or in part from time to time, without premium or penalty.

3.         Payments.

(a)          All payments of principal, interest and any amounts due under this Note shall be paid in lawful money of the United States by inter-bank transfer or wire transfer of immediately available funds to one or more bank accounts in the United States of America designated by the Holder to Payor in writing. Any payment hereunder which, but for this Section 3, would be payable on a day that is not a Business Day shall instead be due and payable on the Business Day next following such day for payment.

(b)          Notwithstanding Section 3(a), payment on the Maturity Date may be made, at the option of the Payor, in shares of Common Stock, to be sent to the Holder by the Payor’s transfer agent relating to the Common Stock, upon written instruction by the Payor, within three (3) Business Days of the Maturity Date and calculated as follows: the number of shares to be issued under this Section 3 (“Payment Shares”) shall be the aggregate dollar amount due on such payment date divided by the greater of (x) the closing price of the Common Stock on the Trading Market on the Maturity Date (or, if the Maturity Date is not a trading day, on the last trading day immediately preceding the Maturity Date) or (y) $1.10, subject to Section 6(f).

4

4.         Events of Default. Subject to Section 5, if any of the following (each, an “Event of Default”) occurs:

(a)          Payor fails to pay any Principal Amount when due hereunder;

(b)          Payor fails to pay any installment of interest when due hereunder and such failure remains uncured for a period of ten (10) Business Days;

(c)          an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Payor under the Bankruptcy Code, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Payor or for a substantial part of the property or assets of Payor or (iii) the winding-up or liquidation of Payor; and such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or

(d)          Payor shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (d) of this Section 4, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Payor or for a substantial part of the property or assets of Payor, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

then, and in every such event (other than an event with respect to Payor described in paragraph (d) or (e) of this Section 4, and at any time thereafter during the continuance of such event, and subject to Section 4 hereof), the Holder of this Note may declare the Principal Amount then outstanding, all accrued interest thereon and any unpaid obligations of Payor hereunder to become forthwith due and payable, whereupon the same shall become forthwith due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Payor, anything contained herein notwithstanding; and in any event with respect to Payor described in paragraph (d) or (e) of this Section 4, the Principal Amount then outstanding, all accrued interest thereon and any unpaid obligations of Payor hereunder shall automatically become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Payor, anything contained herein to the contrary notwithstanding.

5.         Subordination. The Holder, by its acceptance of this Note, agrees that this Note and the Other Notes shall be subject and subordinate to all Senior Debt to the same extent as the 2013 Subordinated Notes were subordinate and subject to the Senior Indebtedness (as defined in the Intercreditor Agreement) pursuant to the Intercreditor Agreement, and the terms of such Intercreditor Agreement are deemed to be incorporated herein by reference with respect to all Senior Debt. As an inducement to each Senior Creditor to extend Senior Debt, the Holder agrees that the Junior Debt shall not be secured by any security interest in or other liens on any assets of Payor. Payor agrees to provide the Holder with notice of any Event of Default under the Loan Agreement or the Second Lien Loan Agreement.

5

6.         Conversion.

(a)          Voluntary Conversion by Holder. The Holder has the right, at the Holder’s option, at any time prior to payment in full of the principal balance and all accrued interest of this Note, to convert this Note, in accordance with the provisions of Article 6 hereof, in whole or in part, into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock into which this Note may be converted (“Conversion Shares”) pursuant to this Section 6(a) or pursuant to Section 6(b) shall be determined by dividing the aggregate Principal Amount to be converted together with all accrued interest thereon to the date of conversion by the Conversion Price (as defined below) in effect at the time of such conversion. The initial conversion price of this Note shall be equal to $1.50, subject to adjustment as set forth herein (the “Conversion Price”).

(b)          Conversion by Payor. The Principal Amount and all accrued interest thereon, may be converted, at any time in whole or in part from time to time, at the Payor’s option into shares of Common Stock at the Conversion Price.

(c)          Conversion Procedure.

(i)          Conversion Pursuant to Section 6(a). Before the Holder shall be entitled to convert any or all of this Note into shares of Common Stock, it shall surrender this Note at the office of Payor and shall give written notice by mail, postage prepaid, to Payor at its principal corporate office, of the election to convert the same pursuant to Section 6(a), and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. Payor shall, as soon as practicable thereafter, issue and deliver at such office to the Holder of this Note a certificate or certificates for the number of shares of Common Stock to which the Holder of this Note shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of this Note, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

(ii)         Conversion Pursuant to Section 6(b). If any or all of this Note is converted pursuant to Section 6(b), written notice shall be delivered to the Holder of this Note at the address last shown on the records of Payor for the Holder or given by the Holder to Payor for the purpose of notice or, if no such address appears or is given, at the place where the principal executive office of Payor is located, notifying the Holder of the conversion to be effected, specifying the Conversion Price, the principal amount of the Note to be converted, the amount of accrued interest to be converted, the date on which such conversion will occur and calling upon such Holder to surrender to Payor, in the manner and at the place designated, the Note.

(d)          Net Share Settlement. At the time of conversion pursuant to either Section 6(a) or Section 6(b) of this Note, Payor shall have the option, at its sole discretion, to repay all or part of the sum of the Principal Amount plus any accrued and unpaid interest thereon in cash and the remaining amount of the Conversion Value due upon such conversion in Conversion Shares, with such number of Conversion Shares determined by dividing such remaining amount by the closing price of the Common Stock on the Trading Market on the Conversion Date. “Conversion Value” means (x) the sum of the Principal Amount being converted plus any accrued and unpaid interest thereon, divided by (y) the then-current Conversion Price, multiplied by (z) the closing price of the Common Stock on the Trading Market as of the relevant Conversion Date.

6

(e)          Payor’s Right to Repay in Lieu of Section 6(a) Conversion. If any or all of this Note is converted pursuant to Section 6(a), the Payor shall have the option, at its sole discretion, to repay the portion of the Principal Amount and any accrued and unpaid interest thereon in cash in lieu of the proposed conversion, in which case the Payor shall provide written notice to the Holder of such election, and shall make payment, within five (5) Business Days of receipt of the notice required by Section 6(a).

(f)          Mechanics and Effect of Conversion. No fractional shares of Common Stock shall be issued upon conversion of this Note. In lieu of Payor issuing any fractional shares to the Holder upon the conversion of this Note, Payor shall pay to the Holder the amount of outstanding principal or accrued interest that is not so converted, such payment to be in the form as provided below. At its expense, Payor shall, as soon as practicable after conversion, issue and deliver to the Holder at such principal office a certificate or certificates for the number of shares of such Common Stock to which the Holder shall be entitled upon such conversion (bearing such legends as are required and applicable state and federal securities laws in the opinion of counsel to Payor), together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Note, including a check payable to the Holder for any cash amounts payable as described above.

(g)          Conversion Price Adjustments.

(i)          Adjustments for Stock Splits and Subdivisions. In the event Payor should at any time or from time to time after the date of issuance hereof fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of this Note shall be appropriately decreased so that the number of shares of Common Stock issuable upon conversion of this Note shall be increased in proportion to such increase of outstanding shares.

(ii)         Adjustments for Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for this Note shall be appropriately increased so that the number of shares of Common Stock issuable on conversion hereof shall be decreased in proportion to such decrease in outstanding shares.

(iii)        Notices of Record Date. In the event of:

(1)         Any taking by Payor of a record of the holders of any class of securities of Payor for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right;

(2)         Any capital reorganization of Payor, any reclassification or recapitalization of the capital stock of Payor or any transfer of all or substantially all of the assets of Payor to any other person or any consolidation or merger involving Payor; or

7

(3)         Any voluntary or involuntary dissolution, liquidation or winding-up of Payor;

Payor will mail to the Holder at least ten (10) days prior to the earliest date specified therein, a notice specifying (x) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right and (y) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding-up is expected to become effective and the record date for determining stockholders entitled to vote thereon.

(h)          Reservation of Common Stock Issuable Upon Conversion. Payor shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of this Note such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of the Note; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of the entire outstanding principal amount and accrued interest of this Note, in addition to such other remedies as shall be available to the holder of this Note, Payor will use its best efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

7.         Representations and Warranties.

(a)          Representations and Warranties of Payor.

(i)          Organization and Qualification. Payor and each of its subsidiaries (the “Subsidiaries”) is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither Payor nor any Subsidiary is in violation or default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of Payor and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in (i) a material adverse effect on the legality, validity or enforceability of this Note, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of Payor and the Subsidiaries, taken as a whole, or (iii) a material adverse effect on Payor’s ability to perform in any material respect on a timely basis its obligations under this Note (any of (i), (ii) or (iii), a “Material Adverse Effect”).

(ii)         Authorization; Enforcement. Payor has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Note and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Note by Payor and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary action on the part of Payor and no further action is required by Payor, its board of directors or its stockholders in connection therewith. This Note has been duly executed and delivered by Payor and constitutes the valid and binding obligation of Payor enforceable against Payor in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

8

(iii)        No Conflicts. The execution, delivery and performance of this Note by Payor do not and will not (i) conflict with or violate any provision of Payor’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which Payor or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of Payor or a Subsidiary is bound or affected; except in the case of clause (ii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(iv)        Filings, Consents and Approvals. Payor is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority in connection with the execution, delivery and performance by Payor of this Note.

(v)         SEC Reports; Financial Statements. Payor has filed all SEC Reports on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of Payor included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of Payor and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(vi)        No Undisclosed Events, Liabilities or Developments. Except as contemplated by this Note, no event, liability or development has occurred or exists with respect to Payor or its Subsidiaries or their respective business, properties, operations or financial condition, that would be required to be disclosed by Payor under applicable securities laws at the time this representation is made that has not been publicly disclosed before one (1) Business Day prior to the date that this representation is made.

(vii)       Material Changes. Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in the SEC Reports, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) Payor has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice, (B) liabilities not required to be reflected in Payor’s financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission and (C) expenses incurred in connection with the transactions contemplated hereunder, (iii) Payor has not altered its method of accounting, (iv) Payor has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) Payor has not issued any equity securities to any officer, director or affiliate, except pursuant to existing Payor stock option plans. Payor does not have pending before the Commission any request for confidential treatment of information.

9

(viii)      Litigation. Except as set forth in the SEC Reports, there is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of Payor, threatened against or affecting Payor, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of this Note or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Neither Payor nor any Subsidiary, nor any director or officer of Payor nor any director or officer of any Subsidiary that served as a director or officer of such Subsidiary following the formation or acquisition of such Subsidiary by Payor, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of Payor, there is not pending or contemplated, any investigation by the Commission involving Payor or any current or former director or officer of Payor. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by Payor or any Subsidiary under the Exchange Act or the Securities Act.

(ix)         Labor Relations. Except as set forth in the SEC Reports, no material labor dispute exists or, to the knowledge of Payor, is imminent with respect to any of the employees of Payor which could reasonably be expected to result in a Material Adverse Effect.

(x)          Regulatory Permits. Payor and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such permits could not have or reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and neither Payor nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

(xi)         Title to Assets. Except as set forth in the SEC Reports, Payor and the Subsidiaries have good and marketable title in fee simple to all real property owned by them that is material to the business of Payor and the Subsidiaries and good and marketable title in all personal property owned by them that is material to the business of Payor and the Subsidiaries, in each case free and clear of all Liens (as such term is defined in the Loan Agreement), except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by Payor and the Subsidiaries and Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by Payor and the Subsidiaries are held by them under valid, subsisting and enforceable leases of which Payor and the Subsidiaries are in compliance.

(xii)        Transactions with Affiliates and Employees. Except as set forth in the SEC Reports, none of the officers or directors of Payor and, to the knowledge of Payor, none of the employees of Payor is presently a party to any transaction with Payor or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Payor, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $120,000 other than (i) for payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of Payor and (iii) for other employee benefits, including stock option agreements under any stock option plan of Payor.

10

(xiii)       Certain Fees. The Holders shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other persons for any brokerage or finder’s fees or commissions payable to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other persons in connection with the transactions contemplated by this Note.

(xiv)      Investment Company. Payor is not, and is not an affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. Payor shall conduct its business in a manner so that it will not become subject to the Investment Company Act.

(xv)       Registration Rights. Other than as disclosed in Payor’s reports to the Commission, no person has any right to cause Payor to effect the registration under the Securities Act of any securities of Payor.

(xvi)      Listing and Maintenance Requirements. Payor’s Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and Payor has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has Payor received any notification that the Commission is contemplating terminating such registration. Other than as disclosed in the SEC Reports, Payor has not, in the twelve (12) months preceding the date hereof, received notice from the Trading Market to the effect that Payor is not in compliance with the listing or maintenance requirements of such trading market. Payor is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

(xvii)     Tax Status. Except for matters that would not, individually or in the aggregate, have a Material Adverse Effect, Payor and each Subsidiary has filed all necessary federal, state and foreign income and franchise tax returns and has paid or accrued all taxes shown as due thereon, and Payor has no knowledge of a tax deficiency which has been asserted or threatened against Payor or any Subsidiary.

(xviii)    Foreign Corrupt Practices. Neither Payor, nor to the knowledge of Payor, any agent or other person acting on behalf of Payor, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by Payor (or made by any person acting on its behalf of which Payor is aware) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(b)          Representations and Warranties of Holder.

(i)          Organization; Authority. Such Holder, if an entity, is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right, corporate or partnership power and authority to enter into and to consummate this Note and otherwise to carry out its obligations hereunder and thereunder. The execution, delivery and performance by such Holder of the Note have been duly authorized by all necessary corporate or similar action on the part of such Holder. This Note has been duly executed by such Holder, and when delivered by such Holder in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Holder, enforceable against it in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

11

(ii)         Holder Status; Own Account. Holder is and upon conversion of this Note pursuant to Article 6 will be: (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act. Such Holder was not organized for the purpose of accepting this Note and is not required to be registered as a broker-dealer under Section 15 of the Exchange Act. The Holder understands that this Note and any Conversion Shares are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring this Note and any Conversion Shares for its own account and not with a view to or for distributing or reselling such this Note and any Conversion Shares or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of this Note or any Conversion Shares in violation of the Securities Act or any applicable state securities law and has no arrangement or understanding with any other persons regarding the distribution of this Note and any Conversion Shares (this representation and warranty not limiting such Holder’s right to sell this Note and any Conversion Shares in compliance with applicable federal and state securities laws) in violation of the Securities Act or any applicable state securities law. The Holder is acquiring this Note and any Conversion Shares hereunder in the ordinary course of its business. The Holder does not have any agreement or understanding, directly or indirectly, with any person to distribute any of this Note and any Conversion Shares.

(iii)        Experience of Such Holder. Such Holder, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the Note, and has so evaluated the merits and risks of such investment. Such Holder is able to bear the economic risk of the Note and, at the present time, is able to afford a complete loss of such investment.

(iv)        Access to Information. Such Holder acknowledges that it has reviewed the SEC Reports and this Note and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Payor concerning the terms and conditions of the Note and the merits and risks of the Note; (ii) access to information about Payor and the Subsidiaries and their respective financial condition, results of operations, business, properties, management and prospectus sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that Payor possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the Note. Neither such inquiries nor any other investigation conducted by or on behalf of such Holder or its representatives or counsel shall modify, amend or affect such Holder’s right to rely on the truth, accuracy and completeness of the SEC Reports and this Note, and Payor’s representations and warranties contained in this Note.

(v)         Fees and Commissions. Such Holder has not retained any intermediary with respect to the transactions contemplated by this Agreement and agrees to indemnify and hold harmless Payor from any liability for any compensation to any intermediary retained by such Holder and the fees and expenses of defending against such liability or alleged liability.

12

(vi)        No Conflicts. The execution, delivery and performance of this Note by such Holder do not and will not (i) if applicable, conflict with or violate any provision of such Holder’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of such Holder, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a debt of such Holder or otherwise) or other understanding to which such Holder is a party or by which any property or asset of such Holder is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which such Holder is subject (including federal and state securities laws and regulations), or by which any property or asset of such Holder is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(vii)       Consents. All consents, approvals, orders and authorizations required on the part of such Holder in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated therein have been obtained and are effective as of the date hereof.

8.         Miscellaneous.

(a)          Hedging and Derivatives. Except with the prior written consent of Payor, in its sole discretion, the Holder agrees that neither it nor any of its agents, affiliates or representatives will, from the date hereof until the Maturity Date directly or indirectly (i) acquire (or propose or agree to acquire), of record or beneficially, by purchase or otherwise, any Common Stock, equity securities, debt securities or Common Stock Equivalents (other than this Note or any Conversion Shares) or assets of the Payor or any of its Subsidiaries, or rights or options to acquire interests in any Common Stock, equity securities, debt securities or Common Stock Equivalents (other than this Note or any Conversion Shares); or (ii) engage in any short selling of Payor’s securities, establish or increase any “put equivalent position” as defined in Rule 16(a)-1(h) under the Exchange Act, or engage in any other swap, derivative or hedging transactions with respect to Payor’s securities.

(b)          Transfer Restrictions. The Holder acknowledges and understands that (i) this Note and any Conversion Shares may only be disposed of in compliance with state and federal securities laws and (ii) in connection with any transfer of this Note and any Conversion Shares other than pursuant to an effective registration statement or Rule 144, to the Payor, the Payor may require the transferor thereof to provide to the Payor an opinion of counsel selected by the transferor and reasonably acceptable to the Payor, the form and substance of which opinion shall be reasonably satisfactory to the Payor, to the effect that such transfer does not require registration of such transferred Note or Conversion under the Securities Act. Any transfer or purported transfer of this Note or any Conversion Shares in violation of this Section 8(b)8(b) shall be void.

13

The Holder agrees to the imprinting, so long as is required by this Section 8(b), of a legend on any of this Note or any Conversion Shares (and any certificates or instruments representing this Note or any Conversion Shares) in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

(c)          Furnishing of Information. As long as the Holder owns this Note or any Conversion Shares, the Payor covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Payor after the date hereof pursuant to the Exchange Act. As long as the Holder owns Conversion Shares, but only until the Holder’s Conversion Shares may be sold under Rule 144(b)(i) without regard to meeting the requirements of Rule 144(c), if the Payor is not required to file reports pursuant to the Exchange Act, it will prepare and furnish to the Holder and make publicly available in accordance with Rule 144(c) such information as is required for the Holder under Rule 144. The Payor further covenants that it will take such further action as the Holder may reasonably request, all to the extent required from time to time to enable the Holder to sell this Note or any Conversion Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

(d)          Section Headings. The section headings contained in this Note are for convenience of reference only and shall not be considered a part of or affect the construction or interpretation of any provision of this Note.

(e)          Amendment and Waiver. No provision of this Note may be amended or modified except by a written instrument signed by each of Payor and the Holder. No provision of this Note may be waived except by a written instrument signed by the party making such waiver. The failure of Payor or the Holder to enforce at any time any of the provisions of this Note shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Note or any part hereof or the right of such party thereafter to enforce each and every such provision of this Note. No waiver of any breach of, or noncompliance with, this Note shall be held to be a waiver of any other or subsequent breach or noncompliance.

(f)          Successors, Assigns and Transferors. This Note shall not be assignable or transferable without the prior written consent of Payor, which shall not be unreasonably withheld, conditioned or delayed, and, in any case, shall not be assigned or transferred in the absence of registration or qualification under the Securities Act, as amended, and any state securities laws that may be applicable or an exemption therefrom. Any purported assignment or transfer not made in accordance with this Section 8(f) shall be null and void. Subject to the foregoing, the rights and obligations of Payor and the Holder under this Note shall be binding upon, and inure to the benefit of, and be enforceable by, Payor and the Holder and their respective successors and permitted assigns.

14

(g)          Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of law that would require the application of the laws of any other jurisdiction. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Note (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or in inconvenient venue or forum for such proceeding. Payor and each Holder hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail, first class postage prepaid and return receipt requested, or by U.S. nationally recognized overnight delivery service (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH OF PAYOR AND EACH HOLDER HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY. If either party shall commence an action, suit or proceeding to enforce any provisions of this Note, then the prevailing party in such action, suit or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

(h)          Lost, Stolen, Destroyed or Mutilated Note. Upon receipt of evidence reasonably satisfactory to Payor of the loss, theft, destruction or mutilation of this Note and of indemnity arrangements reasonably satisfactory to Payor from or on behalf of Holder, and upon surrender or cancellation of this Note if mutilated, Payor shall make and deliver a new note of like tenor in lieu of such lost, stolen, destroyed or mutilated Note, at Holder’s expense.

(i)           Usury. Nothing contained in this Note shall be deemed to establish or require the payment of a rate of interest in excess of the maximum rate legally enforceable. If the rate of interest called for under this Note at any time exceeds the maximum rate legally enforceable, the rate of interest required to be paid hereunder shall be automatically reduced to the maximum rate legally enforceable. If such interest rate is so reduced and thereafter the maximum rate legally enforceable is increased, the rate of interest required to be paid hereunder shall be automatically increased to the lesser of the maximum rate legally enforceable and the rate otherwise provided for in this Note.

(j)           Notices. Any and all notices, requests, consents, or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered by hand or via facsimile prior to 5:30 p.m. (New York City time) on a Business Day, (ii) the next Business Day after the date of transmission, if such notice or communication is delivered by hand or via facsimile on a day that is not a Business Day or later than 5:30 p.m. (New York City time) on any Business Day, (iii) the Business Day following the date of sending, if sent by U.S. nationally recognized overnight courier service for next day delivery, or (iv) upon actual receipt by the party to whom such notice is required to be given, if addressed as follows, or to such other address or addresses as may have been furnished in writing by a party to another party pursuant to this paragraph:

15

if to Payee:

Bison Global Investment SPC

for and on Behalf of Global Investment SPC-Bison Global No. 1 SP

c/o Bison Entertainment Investment Limited

Unit 1501-2, 15/F, Sino Plaza

255 Gloucester Road

Causeway Bay, Hong Kong

Attn: Mr. Peng Jin

Email: Pengjin@bisonholding.com

if to Payor, to:

Cinedigm Corp.

45 West 36th Street, 7th Floor

New York, NY 10018

Attention: General Counsel
Facsimile: (212) 206-9001

with a copy (which shall not constitute notice) to:

Kelley Drye & Warren LLP

101 Park Avenue

New York, NY 10178

Attention: Carol W. Sherman, Esq.

Facsimile: (212) 808-7897

(k)          Severability. If any provision of this Note is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Note shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Note.

(l)           Rights of Third Parties. Nothing expressed or implied in this Note is intended or shall be construed to confer upon or give any person, other than the parties hereto, the Senior Creditors and their permitted successors and assigns, any right or remedies under or by reason of this Note.

(m)          Certain Expenses. In the event Payor defaults on its obligations under this Note, Payor shall pay to the Holder, upon demand but subject to Section 5 and the Loan Agreement, all reasonable out-of-pocket costs and expenses, including attorneys’ fees, if any, incurred by the Holder in enforcing its rights hereunder.

(n)          Entire Agreement. This Note constitutes the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters.

(o)          Construction. Payor and the Holder agree that each of them and/or their respective counsel has reviewed and had an opportunity to revise this Note and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the this Note or any modifications, amendments, extensions or renewals hereto or hereof.

[Signature Page Follows]

16

IN WITNESS WHEREOF, Payor has executed and delivered this Note as of the date first written above.

CINEDIGM CORP.,

By:	/s/ Gary Loffredo
Name: Gary Loffredo
Title: Chief Operating Officer, President – Digital Cinema, General Counsel and Secretary

[Signature Page to Note]

BISON GLOBAL INVESTMENT SPC FOR AND ON BEHALF OF GLOBAL INVESTMENT SPC - BISON GLOBAL NO.1 SP

By:	/s/ Fung Ka Chun
Name: Fung Ka Chun
Title: Director

[Signature Page to Note]

EXHIBIT A

INTERCREDITOR AGREEMENT

INTERCREDITOR AGREEMENT

This INTERCREDITOR AGREEMENT (this “Agreement”), dated as of October 21, 2013, is among Cinedigm Corp., a Delaware Corporation (“Cinedigm”), Société Générale, in its capacity as administrative agent and collateral agent for the Senior Lenders (as hereinafter defined) from time to time party to the Senior Credit Agreement (as hereinafter defined) (including any successor Administrative Agent and Collateral Agent under the Senior Credit Agreement, the “Senior Agent”), and the other Persons signatories hereto as holders of Subordinated Notes (as hereinafter defined) (such other Persons are sometimes hereinafter are referred to individually as a “Subordinated Creditor” and collectively as the “Subordinated Creditors”).

Recitals

A.           Pursuant to the Credit Agreement dated as of October 17, 2013 among Cinedigm, as Borrower, the Senior Lenders and the Senior Agent (as the same may be modified, amended, extended or renewed from time to time (the “Senior Credit Agreement”) which, among other things, the Senior Lenders have, subject to the terms and conditions set forth therein, made certain loans and financial accommodations to Cinedigm.

B.           Cinedigm wishes to issue to the Subordinated Creditors and the Subordinated Creditors wish to acquire the Subordinated Notes (as hereinafter defined) on the date hereof.

C.           As an inducement to permit Cinedigm to issue the Subordinated Notes to the Subordinated Creditors, the Senior Agent and the Senior Lenders have required the execution and delivery of this Agreement by the Subordinated Creditors.

Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows:

Section 1.          Definitions.

All capitalized terms used but not elsewhere defined in this Agreement shall have the respective meanings ascribed to such terms in the Senior Credit Agreement. The following terms shall have the following meanings in this Agreement:

“Permissible Securities” shall mean: (a) any debt securities of Cinedigm paid or distributed in respect of any Subordinated Indebtedness as described in clause (a) of Section 2.1, the payment of which is subordinated, at least to the extent provided in this Agreement with respect to the Subordinated Indebtedness, to the payment of all Senior Indebtedness and all other securities issued in exchange thereof; and (b) any shares of common stock (or other equity interests) of Cinedigm paid or distributed in respect of any Subordinated Indebtedness.

“PIK Payments” shall mean, collectively, any payments of interest made on account of the Subordinated Indebtedness as payments in kind (including by capitalizing interest as principal or issuing one or more new promissory notes in the form of the Subordinated Notes).

“Proceeding” shall mean any: (a) insolvency, bankruptcy, receivership, custodianship, liquidation, reorganization, readjustment, composition or other similar proceeding relating to Cinedigm or any of its respective properties, whether under any bankruptcy, reorganization or insolvency law or laws, federal or state, or any law, federal or state, relating to relief of debtors, readjustment of indebtedness, reorganization, composition or extension; (b) proceedings for any liquidation, dissolution or other winding up of Cinedigm, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings; or (c) assignment for the benefit of creditors of Cinedigm.

“Required Senior Lenders” shall mean the “Required Lenders” under and as defined in the Senior Credit Agreement.

“Senior Agent” shall have the meaning ascribed to such term in the preamble of this Agreement.

“Senior Credit Agreement” shall have the meaning ascribed to such term in the recitals to this Agreement.

“Senior Indebtedness” shall mean shall mean the Obligations under and as defined in the Senior Credit Agreement.

“Senior Lender” or “Senior Lenders” shall mean any “Lender” or the “Lenders,” respectively, as such terms are defined in the Senior Credit Agreement.

“Senior Loan Documents” shall mean the Senior Credit Agreement and all other “Loan Documents” as defined in the Senior Credit Agreement, and all other agreements, documents and instruments at any time executed and/or delivered by any Person with, to or in favor of Senior Agent or the Senior Lenders in connection therewith or related thereto, as all of the foregoing now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated, replaced or refinanced.

“Senior Payment Default” shall mean a Default or Event of Default described in Section 8.1(a) of the Senior Credit Agreement or any other default or event of default resulting from the failure of any of any Loan Party (as defined in the Senior Credit Agreement) to pay, on a timely basis, any amounts due and payable under any Senior Loan Document, without limitation, in each case, any default in payment of Senior Indebtedness after acceleration thereof.

“Subordinated Creditor” shall have the meaning ascribed to such term in the preamble of this Agreement and shall include any other holders of Subordinated Indebtedness from time to time.

“Subordinated Default” shall mean a default in the payment of the Subordinated Indebtedness, or performance of any term, covenant or condition contained in the Subordinated Notes or the occurrence of any event or condition, which default, event or condition permits a Subordinated Creditor to accelerate or demand payment of all or any portion of the Subordinated Indebtedness.

“Subordinated Default Notice” shall mean a written notice to the Senior Agent pursuant to which the Senior Agent is notified of the existence of a Subordinated Default, which notice incorporates a reasonably detailed description of such Subordinated Default and specifies that it is a Subordinated Default Notice pursuant to this Agreement.

“Subordinated Indebtedness” shall mean any and all obligations, liabilities and indebtedness, however evidenced, of every kind, nature and description owing by Cinedigm to any Subordinated Creditor arising under the Subordinated Notes, whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, including principal, interest, charges, fees, costs, indemnities and expenses, whether as principal, surety, endorser, guarantor or otherwise, whether now existing or hereafter arising, whether arising before or after the commencement of any Proceeding with respect to Cinedigm (including, without limitation, the payment of interest, fees, expenses and other amounts which accrue after the commencement of such Proceeding to the extent such amounts are allowed or allowable in whole or in part in any such Proceeding).

“Subordinated Notes” shall mean the Subordinated Notes issued by Cinedigm dated the date hereof in the aggregate principal amount of $5,000,000.00, each payable to the order of a Subordinated Creditor.

Section 2.          Subordination of Subordinated Indebtedness to Senior Indebtedness.

Section 2.1.          Subordination, Blockage and Standstill. The Subordinated Indebtedness shall at all times be subordinate and junior in right of payment to all Senior Indebtedness, whether now or hereafter outstanding, all in the manner and with the force and effect hereinafter set forth. Cinedigm may not pay, and the holders of the Subordinated Indebtedness shall not take, receive and retain, any direct or indirect payments of any of the Subordinated Indebtedness (including without limitation, any prepayments of any of the Subordinated Indebtedness, whether mandatory or voluntary under the terms of the Subordinated Note) to the extent such payment is prohibited pursuant to Section 2.1(a), Section 2.1(b) or Section 2.1(c).

(a)          In the event of any Proceeding, all Senior Indebtedness shall first be paid in full in cash and all commitments to lend under the Senior Loan Documents shall have terminated or expired before any payment is made upon the Subordinated Indebtedness; and in any such event, any direct or indirect payment or distribution of any kind or character, whether in cash, property or securities (other than in Permissible Securities or PIK Payments) or by set-off or otherwise (including any payment to the holder of any Subordinated Indebtedness by reason of the subordination of any indebtedness or other obligation to, or any guarantee of, such Subordinated Indebtedness) which shall be made upon or in respect of any Subordinated Indebtedness shall be paid over to the Senior Agent, for application in accordance with the Senior Credit Agreement, unless and until all Senior Indebtedness shall have been paid in full and all commitments to lend under the Senior Loan Documents shall have terminated or expired. No court or other action which has the effect of voiding, impairing, modifying, equitably subordinating or otherwise adversely affecting the Senior Indebtedness or any lien or security interest securing any Senior Indebtedness, whether in connection with a Proceeding or otherwise, shall affect the rights of the holders of Senior Indebtedness hereunder or any of Subordinated Creditors’ waivers, covenants or obligations hereunder.

(b)          During the continuance of any Senior Payment Default, no direct or indirect payment or distribution of any kind or character, whether in cash, property or securities (other than in Permissible Securities or PIK Payments) or by set-off or otherwise (including any payment to the holder of any Subordinated Indebtedness by reason of the subordination of any indebtedness or other obligation to, or any guarantee of, such Subordinated Indebtedness) shall be made on any Subordinated Indebtedness (unless such event of default is waived by the Required Senior Lenders and any resulting acceleration, if applicable, shall have been rescinded in writing by the Required Senior Lenders or all Senior Indebtedness shall have been paid in full in cash and all commitments to lend under the Senior Loan Documents shall have terminated or expired).

(c)          If any event of default shall have occurred under the Senior Loan Documents, under circumstances when clause (b) of this Section 2.1 shall not be applicable, then no direct or indirect payment in cash, property or securities (other than Permissible Securities or PIK Payments) or by set-off or otherwise (including any payment to the holder of any Subordinated Indebtedness by reason of the subordination of any indebtedness or other obligation to, or any guarantee of, such Subordinated Indebtedness) shall be made on the Subordinated Indebtedness during a period of 180 consecutive days (unless (i) such event of default is waived in writing by the Required Senior Lenders or (ii) the Required Senior Lenders shall have expressly withdrawn such Blockage Notice in writing) from the date that written notice of such default has been given to the Subordinated Creditors by the Senior Agent, which notice shall specify that it constitutes a “Blockage Notice” pursuant to this Section 2.1(c).

(d)          Notwithstanding the foregoing, (i) payment on the Subordinated Indebtedness shall not be blocked pursuant to clause (c) of this Section 2.1 in a manner where Cinedigm is not permitted to make two consecutive scheduled interest payments pursuant to Section 2 of the Subordinated Notes; and (ii) a notice pursuant to clause (c) of this Section 2.1 may not be given more than once with respect to any event of default which was specified in such a Blockage Notice unless the same shall have ceased to exist for a period of at least 90 consecutive days since the date such notice was given (provided that breaches of the same financial covenant for consecutive periods shall constitute separate and distinct events of default).

(e)          Until the expiration of the applicable Standstill Period (as hereinafter defined), the Subordinated Creditors shall not: (a) sue for, take or receive from or on behalf of Cinedigm, by set-off or in any other manner, the whole or any part of any moneys which may now or hereafter be owing by Cinedigm with respect to the Subordinated Indebtedness, (b) initiate or participate with others in any suit, action or Proceeding against Cinedigm or its property to (i) enforce payment of or to collect the whole or any part of the Subordinated Indebtedness or (ii) commence judicial enforcement of any of the rights and remedies under the Subordinated Notes or applicable law with respect to the Subordinated Indebtedness, (c) accelerate the Subordinated Indebtedness, (d) cause Cinedigm to honor any redemption, put or mandatory payment obligation with respect to the Subordinated Indebtedness or (e) take any action under the provisions of any state, local, federal or foreign law, including, without limitation, the Uniform Commercial Code, or under any contract or agreement, to foreclose upon, take possession of or sell any property or assets of Cinedigm. Upon the termination of any Standstill Period and subject to the other terms and provisions of this Section 2.1, the Subordinated Creditors may, at their sole election, exercise any and all remedies (including the acceleration of the maturity of the Subordinated Notes) available to them under the Subordinated Notes or applicable law; provided, however, that any authorization to take any such action shall not authorize any Subordinated Creditor to receive, collect or retain any payment on the Subordinated Indebtedness in violation of any other provisions of this Agreement.

As used in this Section 2.1(e), “Standstill Period” shall mean the period commencing upon the time an “Event of Default” is declared by a holder of Subordinated Indebtedness pursuant to Section 4(a), 4(b) or 4(c) of a Subordinated Note, or automatically occurs with respect to Section 4(d) or 4(e) of the Subordinated Note (other than with respect to a Proceeding being commenced by or against Cinedigm) and ending on the earlier to occur of (x) 180 days thereafter and (y) (i) the date which the Required Senior Lenders have expressly agreed to in writing as the expiration of such Standstill Period, or (ii)  the date on which there is commenced, either by or against Cinedigm, any Proceeding.

Each Subordinated Creditor agrees that it shall not, notwithstanding termination of any applicable Standstill Period, take any other action which (A) contests the validity or amount of any Senior Indebtedness, (B) contests the validity of any liens or security interests granted to, or for the benefit of, the holders of any Senior Indebtedness, (C) contests the relative rights and duties of the holders of the Senior Indebtedness as established in the Senior Loan Documents with respect to such liens and security interests, or (D) contests the enforceability of any Senior Loan Documents; provided, further that, for the avoidance of doubt, nothing herein shall limit the right of the Subordinated Creditors to vote to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension.

Each Subordinated Creditor undertakes and agrees for the benefit of each holder of Senior Indebtedness to execute, verify, deliver and file any proofs of claim which any holder of Senior Indebtedness may at any time require in order to prove and realize upon any rights or claims pertaining to the Subordinated Indebtedness and to effectuate the full benefit of the subordination contained herein; and upon failure of any Subordinated Creditor to do so prior to five (5) days before the expiration of the time to file any such proofs of claim, the Senior Agent shall be deemed to be irrevocably appointed the agent and attorney-in-fact of such Subordinated Creditor to, in its sole discretion, execute, verify, deliver and file any such proofs of claim.

No right of any holder of Senior Indebtedness to enforce subordination as herein provided shall at any time or in any way be affected or impaired by any failure to act on the part of any of the Loan Parties or the holders of Senior Indebtedness, or by any noncompliance by Cinedigm with any of the terms, provisions and covenants of the Subordinated Notes or this Agreement, regardless of any knowledge thereof that any such holder of Senior Indebtedness may have or be otherwise charged with.

The obligations of each Subordinated Creditor under the provisions of this Section 2 shall continue to be effective, or be reinstated, as the case may be, as to any payment in respect of any Senior Indebtedness that is rescinded or must otherwise be returned by the holder of such Senior Indebtedness upon the occurrence or as a result of any Proceeding, all as though such payment had not been made. Without limiting the foregoing, if at any time after the Senior Indebtedness is paid in full and all commitments to lend under the Senior Loan Documents have terminated or expired, any holder of any Senior Indebtedness is required to repay any amount received by it in respect of the Senior Indebtedness, then each Subordinated Creditor shall pay to the Senior Agent, for application (in accordance with the Senior Credit Agreement) to the payment of the then reinstated Senior Indebtedness, the aggregate amount received by such Subordinated Creditor in respect of the Subordinated Indebtedness since the date the Senior Indebtedness was paid in full and all commitments to lend under the Senior Loan Documents terminated or expired.

The holders of the Senior Indebtedness and the Senior Agent may, from time to time, at their respective sole discretion and without notice to the Subordinated Creditors, take any or all of the following actions: (a) retain or obtain a security interest in any property to secure any of the Senior Indebtedness, (b) retain or obtain the primary or secondary obligation of any other obligor or obligors with respect to any of the Senior Indebtedness, (c) subject to Section 3, extend or renew for one or more periods (whether or not longer than the original period), alter or exchange any of the Senior Indebtedness, or release or compromise any obligation of any nature of any obligor with respect to any of the Senior Indebtedness, and (d) release its security interest in, or surrender, release or permit any substitution or exchange for, all or any part of any property securing any of the Senior Indebtedness, or extend or renew for one or more periods (whether or not longer than the original period) or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such property.

The foregoing provisions are solely for the purpose of defining the relative rights of the holders of Senior Indebtedness on the one hand, and the Subordinated Creditors on the other hand, and nothing herein shall impair, as between Cinedigm and the Subordinated Creditors, the obligation of Cinedigm, which is unconditional and absolute, to pay the principal, premium, if any, and interest on the Subordinated Indebtedness in accordance with its terms, nor shall anything herein prevent the Subordinated Creditors from exercising all remedies otherwise permitted by applicable law or under the Subordinated Notes upon default hereunder, subject to the rights of the holders of Senior Indebtedness as herein provided for.

Section 2.2.          Incorrect Payments. If any direct or indirect payment (whether made in cash, securities or other property) not permitted under this Agreement is received by any Subordinated Creditor on account of the Subordinated Indebtedness before all Senior Indebtedness is paid in full and all commitments to lend under the Senior Loan Documents have terminated or expired, such payment shall be held by such Subordinated Creditor as property of, and for the benefit of, the Senior Lenders and shall be paid over to the Senior Agent, for application (in accordance with the Senior Credit Agreement) to the payment of the Senior Indebtedness then remaining unpaid, until all of the Senior Indebtedness is paid in full and all commitments to lend under the Senior Loan Documents shall have terminated or expired; provided, however, that notwithstanding the foregoing, in no event shall any holder of any Senior Indebtedness be entitled to receive or otherwise require any Subordinated Creditor to pay, deliver or otherwise turnover to any holder of Senior Indebtedness any payment of the type described in this Section 2.2 received by such Subordinated Creditor if the Senior Lender received notice of such payment prior to, on or about the making of such payment pursuant to the provisions of the Senior Credit Agreement and such Subordinated Creditor does not receive within one (1) year after receipt of such payment by such Subordinated Creditor a written request or demand from any Senior Lender or the Senior Agent that such payment be delivered or turned over to any Senior Lender or the Senior Agent pursuant to the terms of this Agreement.

Section 2.3.          Sale, Transfer. No Subordinated Creditor shall sell, assign, dispose of or otherwise transfer all or any portion of the Subordinated Indebtedness unless upon the consummation of any such action, the transferee thereof shall execute and deliver to each of the parties hereto a joinder to this Agreement in form and substance reasonably satisfactory to the Senior Agent. Notwithstanding the failure to execute or deliver any such joinder, the subordination effected hereby shall survive any sale, assignment, disposition or other transfer of all or any portion of the Subordinated Indebtedness, and the terms of this Agreement shall be binding upon the successors and assigns of each Subordinated Creditor, as provided in Section 9 below.

Section 2.4.          Legends. Each of the Subordinated Notes at all times shall contain in a conspicuous manner a legend in substantially the following form:

“This Note and the indebtedness evidenced hereby are subordinate in the manner and to the extent set forth in that certain Intercreditor Agreement (as amended, restated or otherwise modified from time to time, the “Intercreditor Agreement”), dated as of October 21, 2013 among Cinedigm Corp., Société Générale, in its capacity as administrative agent and collateral agent for the Senior Lenders from time to time party to the Senior Credit Agreement (as therein defined) (including any successor Administrative Agent and Collateral Agent under the Senior Credit Agreement), and the other Persons signatories hereto as holders of subordinated creditors; and each holder of this this Note, by its acceptance hereof, shall be bound by the terms and provisions of the Intercreditor Agreement.”

Section 2.5.          No Liens by Subordinated Creditors. Until all Senior Indebtedness shall be paid in full and all commitments to lend under the Senior Loan Documents shall have terminated or expired, each Subordinated Creditor hereby expressly disclaims any interest in any property of any of the Loan Parties constituting collateral for any of the Senior Indebtedness and hereby expressly subordinates to the Senior Agent and the Senior Lenders all right, title and interest, if any, which it may hereafter have or acquire from any Loan Party in and to any such collateral for any of the Senior Indebtedness (provided that the foregoing shall not be construed to authorize Cinedigm or any other Loan Party to grant to the Subordinated Creditors, or any of them, or for any Subordinated Creditor to acquire or obtain, any security interest, lien, collateral assignment, mortgage, pledge or other interest in any property of Cinedigm or any other Loan Party).

Section 3.          Continued Effectiveness of this Agreement; Modifications to Senior Indebtedness or to Subordinated Indebtedness.

The terms of this Agreement, the subordination effected hereby, and the rights and the obligations of the Subordinated Creditors, the Senior Agent and the Senior Lenders arising hereunder, shall not be affected, modified or impaired in any manner or to any extent by: (a) any amendment or modification of or supplement to the Senior Credit Agreement, any other Senior Loan Document, or the Subordinated Note (to the extent such amendment, modification or supplement is not prohibited under the terms of this Agreement) or (b) any exercise or non-exercise of any right, power or remedy under or in respect of the Senior Indebtedness or the Subordinated Indebtedness or any of the instruments or documents referred to in clause (a) above.

The Senior Agent and the Senior Lenders may at any time and from time to time without the consent of or notice to any Subordinated Creditor, without incurring liability to any Subordinated Creditor and without impairing or releasing the obligations of any Subordinated Creditor under this Agreement, extend the time of payment of or renew or alter any Senior Indebtedness, or amend, supplement, restate or otherwise modify in any manner any other Senior Loan Document.

Until all Senior Indebtedness shall be paid in full and all commitments to lend under the Senior Loan Documents shall have terminated or expired, the Subordinated Creditors may not, without the prior written consent of the Senior Agent, extend the time of payment of or renew or alter any Subordinated Indebtedness with respect to the Subordinated Note, or amend, supplement, restate or otherwise modify in any manner any Subordinated Note.

Section 4.          Cumulative Rights; No Waivers by Senior Indebtedness Holders; Notice Waiver by Subordinated Creditors.

Each and every right, remedy and power granted to the Senior Agent and the Senior Lenders hereunder shall be cumulative and in addition to any other right, remedy or power specifically granted herein, in the Senior Credit Agreement and the other Senior Loan Documents, or now or hereafter existing in equity, at law, by virtue of statute or otherwise, and may be exercised by the Senior Agent or the Senior Lenders, from time to time, concurrently or independently and as often and in such order as the Senior Agent or the Senior Lenders may deem expedient. Any failure or delay on the part of the Senior Agent or the Senior Lenders in exercising any such right, remedy or power, or abandonment or discontinuance of steps to enforce the same, shall not operate as a waiver thereof or affect the Senior Agent’s or the Senior Lenders’ right thereafter to exercise the same, and any single or partial exercise of any such right, remedy or power shall not preclude any other or further exercise thereof or the exercise of any other right, remedy or power, and no such failure, delay, abandonment or single or partial exercise of the Senior Agent’s or the Senior Lenders’ rights hereunder shall be deemed to establish a custom or course of dealing or performance among the parties hereto.

Each holder of Subordinated Indebtedness unconditionally waives, for the benefit of the Senior Agent and the Senior Lenders, to the extent permitted by law, (a) notice of any of the matters referred to in the preceding paragraph, (b) all notices which may be required, whether by statute, rule of law or otherwise, to preserve intact any rights of the Senior Agent or any holder of any Senior Indebtedness against Cinedigm, including, without limitation, any demand, presentment and protest, proof of notice of nonpayment under any Senior Indebtedness or the Senior Loan Documents, and notice of any failure on the part of Cinedigm to perform and comply with any covenant, agreement, term or condition of any Senior Indebtedness or the Senior Loan Documents, excluding, however, any Blockage Notice and any other notice, but only to the extent specifically required to be given pursuant to the terms of this Agreement, (c) any right to require any enforcement, assertion or exercise by the Senior Agent or any holder of any Senior Indebtedness of any right, power, privilege or remedy conferred with respect to any Senior Indebtedness or in the Senior Loan Documents, or otherwise, (d) any requirement of diligence on the part of the Senior Agent or any holder of any of the Senior Indebtedness, (e) any requirement on the part of the Senior Agent or any holder of any Senior Indebtedness to mitigate damages resulting from any default under such Senior Indebtedness or the Senior Loan Documents, and (f) any notice of any sale, transfer or other disposition of any Senior Indebtedness by any holder thereof.

Section 5.          Amendment.

Any amendment or waiver of any provision of this Agreement, or any consent to any departure by the Senior Agent or any Subordinated Creditor therefrom, shall not be effective in any event unless the same is in writing and signed by the Senior Agent, the Required Senior Lenders, and the holders of at least 51% of the then outstanding principal amount of the Subordinated Notes. Notwithstanding that Cinedigm has executed this Agreement, no modification or waiver of any provision of this Agreement requires notice to or approval by Cinedigm as to such modification or waiver (other than a modification or waiver imposing a new obligation on, or altering an obligation of, Cinedigm hereunder).

Section 6.          Additional Documents and Actions.

Each Subordinated Creditor agrees, upon the request of the Senior Agent and at the expense of Cinedigm, to promptly execute and deliver such further documents and do such further acts and things as are reasonably necessary to give effect to this Agreement.

Section 7.          Notices.

All notices and communications under this Agreement shall be in writing and shall be (i) delivered in person, (ii) delivered by overnight express courier, or (iii) sent by telecopy (with such telecopy to be confirmed promptly in writing sent in accordance with (i) or (ii) above), addressed to a Subordinated Creditor to its address set forth beneath its signature hereto and to the other parties addressed as follows:

If to Cinedigm:	Cinedigm Corp.
920 Broadway, 9th Floor
New York, NY 10010
Attention: General Counsel
Facsimile: (212) 206-9001

With a copy to:	Kelley Drye & Warren LLP
101 Park Avenue
New York, NY 10178
Attn: Jonathan Cooperman, Esq.
Facsimile No.: (212) 808-7897

If to the Senior Agent:

Société Générale
245 Park Avenue
New York, NY 10067
Attention: Elaine Khalil
Facsimile: 212-278-6136

With a copy to:
Milbank
1850 K Street, N.W., Suite 1100
Washington, D.C. 20006
Attention: Gavin W. McKeon
Facsimile: 202.263.7538

or to any other address, as to any of the parties hereto, as such party shall designate in a written notice to the other parties hereto. All notices sent pursuant to the terms of this Section 7 shall be deemed received (i) if personally delivered, then on the Business Day of delivery, (ii) if sent by overnight, express carrier, on the next Business Day immediately following the day sent, or (iii) if delivered by telecopy, on the date of transmission if transmitted on a Business Day before 4:00 p.m. New York time, otherwise on the next Business Day.

Section 8.          Severability.

In the event that any provision of this Agreement is deemed to be invalid by reason of the operation of any law or by reason of the interpretation placed thereon by any court or governmental authority, this Agreement shall be construed as not containing such provision and the invalidity of such provision shall not affect the validity of any other provisions hereof, and any and all other provisions hereof which otherwise are lawful and valid shall remain in full force and effect.

Section 9.          Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

Section 10.         Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall be one and the same instrument.

Section 11.         Defines Rights of Creditors; Subrogation.

(a)          The provisions of this Agreement are solely for the purpose of defining the relative rights of the Subordinated Creditors, the Senior Agent and the Senior Lenders and shall not be deemed to create any rights or priorities in favor of any other Person, including, without limitation, Cinedigm. The failure of Cinedigm to make any payment to any Subordinated Creditor or to comply with any provision of the Subordinated Note due to the operation of this Agreement shall not be construed as prohibiting the occurrence of a Subordinated Default.

(b)          Subject to, and effective only upon, the payment in full in cash of all Senior Indebtedness and the termination or expiration of all commitments to lend under the Senior Loan Documents (and until such time each holder of any Subordinated Indebtedness hereby waives all such rights of subrogation and all other similar rights of reimbursement or indemnity whatsoever and all rights of recourse to any security for any Senior Indebtedness), in the event and to the extent cash, property or securities otherwise payable or deliverable to the holders of the Subordinated Indebtedness shall have been applied pursuant to this Agreement to the payment of Senior Indebtedness, then and in each such event, the holders of the Subordinated Indebtedness shall be subrogated to the rights of each holder of Senior Indebtedness to receive any further payment or distribution in respect of or applicable to the Senior Indebtedness; and, for the purposes of such subrogation, no payment or distribution to the holders of Senior Indebtedness of any cash, property or securities to which any holder of Subordinated Indebtedness would be entitled except for the provisions of this Agreement shall, and no payment over pursuant to the provisions of this Agreement to the holders of Senior Indebtedness by the holders of the Subordinated Indebtedness shall, as between Cinedigm, its creditors other than the holders of Senior Indebtedness and the holders of Subordinated Indebtedness, be deemed to be a payment by Cinedigm to or on account of Senior Indebtedness.

(c)          For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall affect, impair, diminish or relate to any rights, powers or remedies, or affect, increase or relate to any obligations, of any Subordinated Creditor in any capacity other than in its capacity as the holder of the Subordinated Indebtedness, including without limitation in its capacity as the holder of capital stock of Cinedigm. Without limiting the foregoing, nothing in this Agreement shall affect, impair, diminish or relate to Cinedigm’ s obligations to a Subordinated Creditor as a holder of the capital stock of Cinedigm or in any capacity other than as the holder of the Subordinated Indebtedness.

Section 12.         Conflict.

In the event of any conflict between any term, covenant or condition of this Agreement and any term, covenant or condition of the Subordinated Note or any of the Senior Loan Documents, the provisions of this Agreement shall control and govern.

Section 13.         Headings.

The section headings used in this Agreement are for convenience only and shall not affect the interpretation of any of the provisions hereof.

Section 14.         Termination.

This Agreement shall terminate upon the earlier of (a) the payment in full in cash of all Subordinated Indebtedness in a manner not in violation of this Agreement at the time of such payment and (b) the payment in full in cash of the Senior Indebtedness, and the termination or expiration of all commitments to lend under the Senior Loan Documents, provided, however, any such payment is recovered, rescinded or must be otherwise restored by any Senior Lender or Senior Agent, whether as a result of any Proceeding or otherwise, this Agreement shall be reinstated and in full force and effect as though such payment had never been made and such termination had never occurred.

Section 15.         Subordinated Default Notice.

The Subordinated Creditors and Cinedigm each shall provide the Senior Agent upon the occurrence of each Subordinated Default with notice thereof, and the Subordinated Creditors shall notify the Senior Agent in the event such Subordinated Default is cured or waived; provided that no breach by any Subordinated Creditor of this Section 15 shall be actionable by any other Person nor shall it change any of the other rights and obligations of the parties hereto.

Section 16.         Applicable Law.

This Agreement shall be governed by, and construed in accordance with the internal laws and decisions of the State of New York, without regard to conflict of laws principles that would require the application of the laws of any other jurisdiction.

Section 17.         Several Obligations.

The rights and obligations of the Senior Lenders and the Senior Agent hereunder are several and not joint and several. Neither any Senior Lender nor the Senior Agent shall be liable, directly or indirectly, on account of any act or omission of any other holder of Senior Indebtedness. The rights and obligations of the Subordinated Creditors hereunder are several and not joint and several. No Subordinated Creditor shall be liable, directly or indirectly, on account of any act or omission of any other Subordinated Creditor.

In Witness Whereof, the Subordinated Creditors, the Senior Agent, and Cinedigm have caused this Agreement to be executed as of the date first above written.

Subordinated Creditors:

Richard & Carol Riley Family Trust

By:	/s/Richard Riley
Name:Richard Riley
Title:Trustee

Address for notices:
133 Shorecliff Drive
Corona Del Mar, CA 92625

[Signature Page to Intercreditor Agreement]

Bryant & Carleen Riley JTWROS

By:	/s/ Bryant Riley
Name: Bryant Riley
Title: Individual

By:	/s/ Carleen Riley
Name: Carleen Riley
Title: Individual

Address for notices:
B. Riley & Co., LLC
11100 Santa Monica Blvd, Suite 800
Los Angeles, CA 90025

[Signature Page to Intercreditor Agreement]

Robert Antin Children Irrevocable Trust

By:	/s/ Bryant Riley
Name: Bryant Riley
Title: Trustee

Address for notices:
Robert Antin Children Irrevocable Trust
c/o . B. Riley & Co., LLC
11100 Santa Monica Blvd, Suite 800
Los Angeles, CA 90025

[Signature Page to Intercreditor Agreement]

Blue Opportunity Fund, LP

By:	/s/ Adam Epstein
Name: Adam Epstein
Title: General Partner

Address for notices:
Adam Epstein
MAZE Investements
12400 Wilshire Boulevard, Suite 820
Los Angeles, CA 90025

[Signature Page to Intercreditor Agreement]

Sabra Investments, LP

By:	/s/ Zvi Rhine
Name: Zvi Rhine
Title:Principal, Sabra Capital Partners

Address for notices:
401 E. Ontario St.
Suite 2301
Chicago, IL 60611

[Signature Page to Intercreditor Agreement]

Zvi Rhine

/s/ Zvi Rhine

Address for notices:
401 E. Ontario St.
Suite 2301
Chicago, IL 60611

[Signature Page to Intercreditor Agreement]

Atocha Land LLC

By:	/s/ Thomas J. Cirrito Sr.
Name: Thomas J. Cirrito Sr.
Title: General Partner, Atocha L.P., Sole Member

Address for notices:
62250 Overseas hwy
marathon, FL 33050

[Signature Page to Intercreditor Agreement]

Andrew C. Hart IRA RO

By:	/s/ Andrew C. Hart
Name: Andrew C. Hart
Title:

Address for notices:
65 W. 13th St Apt 5C
New York, NY 10011

[Signature Page to Intercreditor Agreement]

TTIG Capital Management LLC

By:	/s/ Thomas G. Woolston
Name: Thomas G. Woolston
Title: President

Address for notices:
TTIG Capital Management LLC
9330 Georgetown Pike
Great Falls, VA 22066-2725

Senior Agent:

SOCIĖTĖ GĖNĖRALE

By:	/s/ Richard Knowlton
Name: Richard Knowlton
Title: Managing Director

CINEDIGM CORP.

By:	/s/ Adam M. Mizel
Name: Adam M. Mizel
Title: Chief Operating Office and Chief Financial Officer